                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the ___ day of December, 1997 ("Effective Date"), by and between Aegis Investment Trust, a Maryland real estate investment trust (the "Company"), Aegis Mortgage Corporation, an Oklahoma corporation ("AMC" and together with the Company collectively referred to as the "Employers"), and [PATRICK A. WALDEN] (the "Employee"). The Employers and the Employee may be referred to herein collectively as the "Parties" and individually as a "Party".

                                    ARTICLE I

                               TERM OF EMPLOYMENT

     The Employers now hereby employ the Employee and the Employee hereby accepts employment with the Employers for a period beginning as of the Effective Date and ending December __, 2000 (the "Initial Termination Date"), subject, however, to earlier termination as hereinafter provided.

     The terms of this Agreement shall continue beyond the Initial Termination Date in the following manner: on December __, 1999, and on each anniversary date therefrom (each an "Anniversary Date") the Termination Date shall be automatically extended by one year (the "Extended Termination Date") unless either the Employee or either of the Employers gives the other Party written notice at least thirty (30) days prior to such Anniversary Date that the Termination Date then in effect shall not be so extended. If such notice is given, the Initial Termination Date or the Extended Termination Date then in effect, as the case may be, shall not be extended. Any extensions thereafter shall require a written contract or written amendment hereto. The Initial Term and any extended term are sometimes referred to in this Agreement as the "Term".

                                   ARTICLE II

                               DUTIES OF EMPLOYEE

     2.01 DUTIES. The Employee is engaged to be a Managing Director of the Company and a Managing Director of AMC. The Employee's duties and powers as such shall be determined from time to time by the board of trustees of the Company (the "Board of Trustees") and the Board of Directors of AMC (the "Board of Directors"). To the extent that there is any conflict in the instructions from the Board of Trustees and the Board of Directors, the instructions of the Board of Trustees shall control. The Employee shall perform and discharge such duties well and faithfully, and shall be subject to the supervision and direction of the Board of Trustees and the Board of Directors.

     2.02 FULL TIME EMPLOYMENT. The Employee shall devote his entire productive time, ability, and attention to the business of the Employers during the Term. During the Term, the Employee shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, corporation, firm or organization, whether for compensation or otherwise, without the prior written consent of the Employers. The execution and performance of the Employee's duties under this Agreement do not conflict with or result in a breach of or a default under any agreement, contract or instrument to which the Employee is a party or by which the Employee is bound.

     2.03 NO RELOCATION. Notwithstanding any contrary provision in this Agreement, in performing his duties and fulfilling the requirements of his employment, the Employee's home office will be in the Metropolitan Statistical Area of Houston, Texas.

                                   ARTICLE III

                            COMPENSATION AND BENEFITS

     3.01 BASE COMPENSATION. As partial compensation for services rendered and the Employee's covenants and agreements under this Agreement, during the Term the Employee shall be entitled to receive from the Employers a base salary of $225,000 per year, payable in the same manner as the Company pays its other employees. The base salary shall be reviewed on an annual basis by the Compensation Committee of the Board of Trustees (the "Compensation Committee"), and may be increased, but not decreased, in the sole discretion of the Compensation Committee.

     3.02 FORMULA BONUS.   In addition to the compensation specified in
Section 3.01 above, the Employers shall pay to the Employee on a quarterly basis an amount equal to 7.5% of the amount (the "7.5% Amount") by which (i) the Company's Return on Equity (as hereinafter defined) exceeds (ii) the Threshold Yield (as hereinafter defined) for such fiscal quarter multiplied by the Average Net Worth (as hereinafter defined) for such quarter. The 7.5% Amount shall be paid to the Employee in arrears within [60] days following the end of such fiscal quarter ending March 30, June 30 and September 30 of each year and within [90] days following the fiscal quarter ending December 31 of each fiscal year. Except as set forth below, the 7.5% Amount shall be based on the Company's internal financial statements. For the purposes of this Section 3.02, the term "Company's Return on Equity" shall mean (i) the Company's Net Income (as hereinafter defined) multiplied by four and then
(ii) divided by the Average Net Worth. The term "Net Income" means the Company's net income as determined in accordance with generally accepted accounting principles for such fiscal quarter prior to the deduction of the 7.5% Amount, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. The term "Average Net Worth" means arithmetic average of the sum of the gross proceeds from any offering of the Company's equity securities by the Company before any underwriting discounts and commission and other expenses and costs relating to such equity offering, plus the Company's retained earnings without taking into account any losses incurred in prior periods computed by taking the daily average of such values during such period. The term "Threshold Yield" means (i) the Ten-Year U.S. Treasury Rate (as hereinafter defined) for the period in


                                     -2-

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question plus (ii) 200 basis points.  The term "Ten-Year U.S. Treasury Rate"
means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, then the rate published by any Federal Reserve Bank or agency or department of the federal government that most closely approximates the Ten-Year U.S. Treasury Rate selected by the Company. The earnings shown on the financial statements of the Company shall be final and binding upon the Parties unless the Employee shall within five days of the announcement of such earnings dispute the amount of such earnings and in which event the matter shall be submitted to a major independent accounting firm for its determination.

     3.03 BENEFIT PLAN. The Employers agree to include the Employee in any benefit plan adopted by such Employer for the benefit of its senior employees, including the Company's 1997 Share Incentive Plan. Such benefits shall at a minimum include health and life insurance benefits.

     3.04 EXPENSES. The Employers, in accordance with the rules and regulations that the Employers may issue and revise from time to time, shall reimburse the Employee for business expenses directly and reasonably incurred in the performance of his duties.

     3.05 STOCK OPTIONS. The Employee will be entitled to options to acquire 200,000 share of Company's common stock ("Common Stock") pursuant to the Company's 1997 Share Incentive Plan.

     3.06 TERMINATION WITHOUT CAUSE. In the event this Agreement is terminated other than pursuant to (x) Section 4.03 hereof or (y) the voluntary termination by the Employee for other than Good Cause (as hereinafter defined) (i) the Employers shall pay to the Employee an amount equal to two times (a) the total annual compensation payable under Section
3.01 of this Agreement and (b) the additional compensation, if any, under
Section 3.02 of this Agreement earned by the Employee for the preceding fiscal year (together with the payments provided in Section 3.06(iii) below, the "Severance Payment"), (ii) all of the Employee's options to purchase Common Stock owned outright or contingently shall immediately vest and become immediately exercisable, (iii) the Employers will provide health benefits to the Employee and the Employee's dependents at Employers' expense for the two year period following such termination, and (iv) the Employers shall have no further liability or obligation to the Employee for compensation hereunder except as provided above. The payments made by the Employers to the Employee under Section 3.06 shall be paid in monthly installments over a two year period beginning on the date that termination of this Agreement becomes effective. Notwithstanding any provision hereof to the contrary, if the Employee is terminated for "cause" pursuant to Section 4.03 hereof, or if the Employee resigns for other than Good Cause, then the Employee will not entitled to any severance pursuant to this Section 3.06 and the Employers' sole obligation to the Employee

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shall be to paid the compensation due to the Employee under Section 3.01 through the date of termination and the compensation earned under Section
3.02 through the last full fiscal quarter prior to such termination. The term "Good Cause" means the occurrence of any of the following events without the written consent of Employee: (i) the forced relocation, without the consent or approval of Employee, of the principal place of business of Employee's employment to a place that is more than 50 miles from Houston, Texas, or (ii) any removal of Employee from his position as Managing Director of the Company, or a material and adverse change in Employee's work environment, or (iii) the assignment to Employee of any duties or responsibilities inconsistent with Employee's duties and responsibilities as a Managing Director of the Company.

     3.07 SAVINGS CLAUSE. If by reason of section 280G of the Code any payment or benefit received or to be received by Employee (whether payable pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangements or agreement with the Employers or an Affiliate (as defined below) (collectively with the Contract Payments, "Total Payments") would not be deductible (in whole or part) by the Employers, an Affiliate or other person making such payment or providing such benefit, then the Severance Payments shall be reduced (to zero if necessary) and, if Severance Payments are reduced to zero, other Contract Payments shall be reduced (to zero if necessary) and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by reason of section 280G of the Code. For purposes of this limitation, (a) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account;
(b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Employers' independent auditors and acceptable to Employee does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (without regard to subsection
(A)(ii) thereof); (c) the Severance Payments (and, thereafter, other Contract Payments and other Total Payments) shall be reduced only to the extent necessary so that the Total Payments (other than those referred to ion clauses (a) and (b) of Section 3.06(i) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (b), and (d) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of this Section 3.07, the term "Affiliate means the Employers' successors, any Person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Employers within the meaning of section 1504 of the Code.


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                                   ARTICLE IV

                                   TERMINATION

     This Agreement shall terminate prior to the expiration of its Term upon the occurrence of any one of the following events:

     4.01 DISABILITY. In the event that the Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board of Trustees by reason of illness, injury or incapacity or otherwise results in employee being unable to meet the definition of "a qualified individual with a disability" found in Section 12.111 of the American with Disabilities Act (42 U.S.C.Section 12.111[8]), for ninety (90) consecutive days, during which time the Employee shall continue to be compensated as provided in Sections 3.01 and 3.02 hereof, this Agreement may be terminated by the Employers, and the Employers shall have no further liability or obligation to the Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under any disability benefits plan in which Employee was participating. In the event of any dispute between the Employers and the Employee under this
Section 4.01 as to whether the Employee's employment may be terminated under this Section, the Employee shall submit to a physical examination by a licensed physician selected by the Employers, and the determination of such physician shall be binding on the Parties.

     4.02 DEATH. In the event that the Employee dies during the Term, the Employers shall pay to his executors, legal representatives or administrators an amount equal to the installment of the Employee's compensation set forth in Section 3.01 for the month in which the Employee dies and in Section 3.02 hereof for the fiscal quarter in which the Employee dies, and thereafter the Employers shall have no further liability or obligation hereunder to the Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Employee; provided, however, that the Employee's executors, legal representatives and administrators will be entitled to receive and disburse to the proper persons the payments prescribed under any death or disability benefits plan in which Employee was participating.

     4.03 CAUSE. Nothing in this Agreement shall be construed to prevent the termination of this Agreement by the Employers for "cause". For purposes of this Agreement, "cause" shall mean (i) the Employee's intentional or deliberate failure to perform or observe (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement, including the failure of the Employee to follow the directions of the Board of Trustees, (ii) dishonesty, misconduct or action on the part of the Employee that is or is reasonably likely to be materially damaging or detrimental to the business of the Employers, (iii) conviction of a felony, or of any misdemeanor involving moral turpitude, (iv) insobriety or drug addiction that is materially affecting or is likely to materially affect the Employee's ability to perform the services required of him hereunder, or (v) misappropriation of funds. Subject to applicable cure periods as set out in the next sentence, the Employee's employment may be terminated for cause at any time. Prior to terminating this Agreement on account of a cause described in clause (i) above (but not for any of the other enumerated "causes"), the Employers shall give the Employee thirty (30) days' written notice and an opportunity to cure such failure to the reasonable satisfaction of the Employers. Upon termination for cause, the Employers shall pay to the Employee the compensation due to the Employee under Section 3.01 through the date of termination and the compensation earned under Section 3.02 through the last full fiscal quarter prior to such termination. Following a termination for cause and payment of the amounts required under this Section, the Employers shall have no further duty or obligation to the Employee; provided, however, that the Employee shall continue to be bound by Article V.

                                    ARTICLE V

                                 PROPERTY RIGHTS

     5.01 NON-COMPETITION. During the two years following the termination of his employment under this Agreement with either of the Employers for any reason (the "Non-Competition Period"), Employee shall not, directly or indirectly, either as an employee, employer, consultant, member, agent, lender, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition with the business of either of the Employers, except as approved in writing by such Employer.

     5.02 SOLICITATION. During the two year period following the termination of this Agreement, the Employee agrees not to, directly or indirectly, call on or solicit, any person who or which during the Term was or had been an employee of either of the Employers.

     5.03 CONFIDENTIAL INFORMATION.   The Employee will not, during the Term
of or after the termination of this Agreement, disclose any confidential information of the Employers to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Employers) under any circumstances during the Term, or after the termination, of this Agreement. Confidential information does not include any information which (i) is or becomes generally available to the public or (ii) is or becomes available to the Employee on a nonconfidential basis from a source other than either of the Employers, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to either of the Employers known to the Employee. Employee agrees that, upon termination of this Agreement or on demand of either of the Employers, at any time, he shall immediately deliver all such printed or written material and copies thereof to the applicable Employer.

     5.04 REASONABLENESS OF RESTRICTIONS.   The Employee agrees that (a) the
covenants contained in Sections 5.01, 5.02 and 5.03 hereof are necessary for the protection of each of the Employer's business goodwill and trade secrets,
(b) a portion of the compensation paid to Employee under this Agreement is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged, (c) Employee is not, and under this Agreement, will not be engaged in a common calling, and (d) if the scope of any restriction contained in Sections 5.01, 5.02 or 5.03 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties hereto hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     5.04 ENFORCEMENT. The Employee acknowledges that the restrictions contained in Sections 5.01, 5.02 and 5.03 hereof are reasonable and necessary to protect the legitimate interests of each of the Employers and their affiliates, that the Employers would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to each of the Employers. The Employee also acknowledges that each of the Employers shall be entitled to preliminary and permanent injunctive relief, which rights shall be cumulative and in addition to any other rights or remedies to which such Employer may be entitled.

     5.05 COPY OF COVENANTS. Until the expiration of the applicable restrictions, the Employee will provide, and either of the Employers similarly may provide, a copy of the covenants contained in Sections 5.01,
5.02 and 5.03 of this Agreement to any business or enterprise which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or serve as an officer, director, employee, partner, principal, agent, representative, consultant, lender or otherwise, or with which he may use his name or permit his name to be used.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.01 NOTICES. Any notices to be given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested:

     If to the Employers:

     If to the Employee:


Mailed notices shall be addressed to the Parties at the addresses set forth above, but each Party may change his address by written notice in accordance with this Section 6.01. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of ten (10) days after mailing.

     6.02 ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the employment of the Employee by the Employers, and contains all of the covenants and agreements between the Parties with respect to such employment in any manner whatsoever.

     6.03 CERTAIN ACKNOWLEDGMENTS. The Employee by his execution and delivery of this Agreement represents to each of the Employers as follows:

       (i) That Employee has been advised by the Employers to have this Agreement reviewed by an attorney representing the Employee, and the Employee has either had this Agreement reviewed by such attorney or has chosen not to have this Agreement reviewed because the Employee, after reading the entire Agreement, fully and completely understands each provision and has determined not to obtain the services of an attorney.

      (ii) The Employee either on his own or with the assistance and advice of his attorney has in particular reviewed Article V and understands and accepts that the restrictions imposed on the Employee by Article V are reasonable and necessary for the protection of the property rights of each of the Employers.

     6.04 HEADINGS. The headings or titles to sections in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading or title of any section.

     6.05 AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board of Trustees and the Board of Directors and is agreed to in writing, signed by Employee and by an officer of each of the Employers (other than the Employee) thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by any Party hereto of any breach by any other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time; nor shall the receipt or acceptance of the Employee's employment be deemed a waiver of any condition or provision hereof.

     6.06 NO SET-OFF. There shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against the payments or benefits to be made or provided for in this Agreement.

     6.07 ASSIGNABILITY.   The Employee shall not assign, pledge or encumber
any interest in this Agreement or any part thereof without the express written consent of the Employers, this Agreement being personal to the Employee. This Agreement shall, however, inure to the benefit of the Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by each of the Employers without the written consent of the Employee.

     6.08 GOVERNING LAW. This Agreement has been negotiated, executed and delivered in the State of Texas, and shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive law of the State of Texas.

     6.09 SEVERABILITY. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the Parties to the extent permissible under law.

     6.10 ENFORCEMENT. In the event it becomes necessary for any Party to file suit to enforce this Agreement or any provision contained herein, the prevailing Party in such action shall be entitled to recover, in addition to all other remedies or damages, court costs, expenses of litigation and reasonable attorneys' fees incurred in such suit.

     6.11 ARBITRATION. (a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which cannot be settled by mutual agreement of the Employee and each of the Employers shall be settled by arbitration, with Houston, Harris County, Texas as the forum, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered through such arbitration may be entered in any court having jurisdiction thereof.

     (b) After the initiation of arbitration, the Parties shall attempt to agree upon an arbitrator. In the absence of such agreement, there shall be three arbitrators; one designated in writing by the Employee and one designated in writing by both of the Employers each within 30 days after arbitration has been initiated and the third to be chosen by the two designated arbitrators within 40 days after arbitration has been initiated.

     (c) Any decision by the arbitrators must be concurred by all the arbitrators.

     (d) The award of the arbitrators shall be final and binding upon the Parties without appeal or review except as permitted by the arbitration laws of Texas. Application may be had by either Party to any court of general jurisdiction for entry and enforcement of judgement based on said award.

     EXECUTED at Houston, Texas, as of the day and year first above written.

               EMPLOYERS:     AEGIS INVESTMENT TRUST


                                By:
                                     -------------------------------------
                                Name:
                                      ------------------------------------
                                Title:
                                       -----------------------------------

                              AEGIS MORTGAGE CORPORATION



                                By:
                                     -------------------------------------
                                Name:
                                      ------------------------------------
                                Title:
                                     -----------------------------------



                    EMPLOYEE:
                              -------------------------------------------